The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160625
SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 1, 2009)

6,000,000 Shares

HORSEHEAD HOLDING CORP.

Common Stock

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ZINC.” The last reported sale price of our common stock on the NASDAQ Global Select Market on September 4, 2009 was $11.21 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase up to an additional 900,000 shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, solely to cover over-allotments, if any, within 30 days from the date of this prospectus supplement.

See “Risk Factors” beginning on page S-7 and in the documents incorporated by reference herein, including our annual report on Form 10-K, to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about September   , 2009.

Sole Bookrunner

STIFEL NICOLAUS

Co-Managers

Canaccord Adams
FBR Capital Markets
Raymond James

The date of this prospectus supplement is September   , 2009

PROSPECTUS SUPPLEMENT

NOTICE TO INVESTORS	ii
ABOUT THIS PROSPECTUS SUPPLEMENT	ii
INDUSTRY DATA	ii
WHERE YOU CAN FIND MORE INFORMATION	ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii
PROSPECTUS SUPPLEMENT SUMMARY	S-1
THE OFFERING	S-5
SUMMARY HISTORICAL AND OTHER FINANCIAL DATA	S-6
RISK FACTORS	S-7
USE OF PROCEEDS	S-11
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY	S-11
CAPITALIZATION	S-12
UNDERWRITING	S-13
CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS	S-16
LEGAL MATTERS	S-19
EXPERTS	S-19
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-19

PROSPECTUS

ABOUT THIS PROSPECTUS	i
WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	1
FORWARD-LOOKING STATEMENTS	2
OUR COMPANY	3
RISK FACTORS	3
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES	4
DESCRIPTION OF CAPITAL STOCK	5
DESCRIPTION OF DEPOSITARY SHARES	8
DESCRIPTION OF WARRANTS	10
DESCRIPTION OF SUBSCRIPTION RIGHTS	11
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES	12
DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS	28
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	29
EXPERTS	29

i

NOTICE TO INVESTORS

We are subject to the jurisdiction of the U.S. Federal Energy Regulatory Commission (“FERC”) because of the interconnection facilities and wholesale sales of power from our Monaca, Pennsylvania power plant. In addition, our Second Amended and Restated Certificate of Incorporation prohibits any “public utility” (as defined in the Federal Power Act) or “holding company” (as defined in the Public Utility Holding Company Act of 2005) from acquiring an amount of our common stock worth more than $10 million in the aggregate without the prior written consent of our board of directors. In order to qualify for certain exemptions from the requirement that we seek the approval of FERC for the sale of our common stock in this offering, no purchaser of common stock in this offering will be permitted to purchase an amount of our common stock that would cause such purchaser and its affiliate and associate companies to hold an aggregate of 10% or more of our common stock outstanding after giving effect to this offering or, if such purchaser is a “public utility” or a “holding company,” to exceed the $10 million acquisition threshold in our certificate of incorporation. The prospectus supplement does not constitute an offer to sell any share of common stock to any person in violation of these or any other provisions of our certificate of incorporation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the attached prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

INDUSTRY DATA

The industry and market data and other statistical information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference are based on management’s own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by management to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information. None of the independent industry publications used in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference were prepared on our or our affiliates’ behalf and none of the sources cited by us consented to the inclusion of any data from its reports, nor have we sought their consent.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file periodic reports, proxy statements and other information

ii

with the Securities and Exchange Commission (the “SEC”). You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov. We maintain a website at http://www.horsehead.net. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement.

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. Any statements made in this prospectus supplement concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

If you make a request for information incorporated by reference into this prospectus supplement in writing or by telephone, we will provide you, without charge, a copy of such information. Any such request should be directed to:

Horsehead Holding Corp.
4955 Steubenville Pike, Suite 405
Pittsburgh, Pennsylvania 15205
(724) 774-1020
Attention: Corporate Secretary

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus supplement and incorporated by reference in this prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believes,” “projects,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” are intended to identify forward-looking statements. These forward-looking statements represent management’s current reasonable expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, risks, and uncertainties include but are not limited to the factors described under “Forward-Looking Statements” and “Risk Factors” in our most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q, and those identified in this prospectus supplement.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus supplement and the documents incorporated by reference into this prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the matters discussed under the caption “Risk Factors” and the detailed information and financial statements, in each case, included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless the context otherwise indicates, the terms “Company,” “we,” “us” and “our” and similar terms refer to Horsehead Holding Corp. and its direct and indirect subsidiaries on a consolidated basis. References to our “common stock” refer to the common stock of Horsehead Holding Corp.

Our Company

We are a leading U.S. producer of zinc and zinc-based products with production and/or recycling operations at six facilities in five states and a seventh facility currently under construction. We also own and operate on our premises a 110 megawatt coal-fired power plant that provides us with our own source of electricity and allows us to sell a portion of its capacity depending on market conditions. Our products are used in a wide variety of applications, including in the galvanizing of fabricated steel products, brass production and as components in rubber tires, alkaline batteries, paint, chemicals and pharmaceuticals. We believe that we are the largest refiner of zinc oxide and Prime Western (“PW”) zinc metal, a grade of zinc containing a minimum of 98.5% zinc, in North America. We believe we are also the largest North American recycler of electric arc furnace (“EAF”) dust, a hazardous waste produced by the steel mini-mill manufacturing process, which we believe makes us among the leading processors of U.S. Environmental Protection Agency (“EPA”)-listed hazardous waste in the U.S. We, together with our predecessors, have been operating in the zinc industry for more than 150 years.

While we vary our raw material inputs, or feedstocks, based on cost and availability, we generally produce our zinc products using 100% recycled zinc, including zinc recovered from our four EAF dust recycling operations located in four states. We believe that our ability to convert recycled zinc into finished products using our high temperature metals recovery technologies results in lower feed costs than for smelters that rely primarily on zinc concentrates. In addition to providing a source of feedstock, our EAF dust recycling operations also provide us with environmental service fee income from EAF dust generators for collecting, handling and processing their EAF dust, and provide a convenient and environmentally sound means for recycling EAF dust.

During 2008, we sold approximately 307.9 million pounds of zinc products, generally priced at amounts based on premiums to zinc prices on the London Metals Exchange (“LME”). For the year ended December 31, 2008, we generated net sales and net income of $445.9 million and $39.4 million, respectively. For the six month period ended June 30, 2009, we generated net sales and a net loss of $87.4 million and $(24.1) million, respectively.

Competitive Strengths

Leading Market Positions and Strategically Located Recycling Facilities

We believe that we are the largest refiner of zinc oxide and PW zinc metal in North America, based on volume. We also believe that we are the largest North American recycler of EAF dust, an EPA-listed hazardous waste, and that we currently recycle approximately two-thirds of all EAF dust generated in the U.S. In addition, our four company-owned EAF dust recycling facilities are strategically located near major EAF dust generators, reducing transportation costs and enhancing our ability to compete effectively with other means of EAF dust disposal. We believe that the location of our facilities, our demonstrated capability to effectively manage the handling and processing of hazardous materials, our investment in expanded processing capacity, together with our competitive cost position, extensive zinc distribution network and proprietary market knowledge, will enable us to maintain our leading market positions and continue to capture market share in zinc products and zinc recycling.

Strong Relationships with Diverse Customer Base

We believe that our product quality, reputation for on-time delivery and competitive pricing enable us to maintain strong relationships with a broad base of customers in each of our end markets. For example, we are the leading supplier of zinc metal to the after-fabrication hot-dip segment of the North American galvanizing industry. We also sell zinc oxide to over 200 producers of tire and rubber products, chemicals, paints, plastics and pharmaceuticals. We have supplied zinc oxide to nine of our current ten largest zinc oxide customers for over ten years, and we believe that we are the sole or primary supplier of zinc to most of our customers. We are the largest recycler of EAF dust in the U.S., and we currently recycle EAF dust for nine of North America’s ten largest EAF dust producers based on 2008 production volume. We are currently expanding our recycling capacity to better service these and other customers.

Low-Cost Feedstock Sources

We believe that we are the only zinc smelter in North America with the proven ability to refine zinc metal and zinc oxide using 100% recycled zinc feedstocks. Our use of large amounts of recycled feedstock reduces our exposure to increases in LME zinc prices and increases our operating margins during periods of high LME zinc prices. In addition, our EAF dust recycling operations provide us with a reliable, cost-effective source of recycled zinc without relying on third-party sellers. A key advantage of processing hazardous materials such as EAF dust is that we are paid by EAF dust generators to manage and process their hazardous waste. In June, we completed the acquisition of the customer contracts related to the EAF dust collection business of Envirosafe Services of Ohio, Inc. (“ESOI”), a landfill operator and former competitor of ours that serves major U.S. mini-mills. This acquisition has further expanded our market share in the EAF dust market and has provided us with an additional source of low-cost feedstock.

Capability to Effectively Manage and Process Hazardous Materials

We believe that we are the largest processor of EAF dust in North America, which we believe makes us among the leading processors of EPA-listed hazardous waste in North America. Our process technology has been designated by the EPA as a “Best Demonstrated Available Technology” for high temperature metals recovery related to the processing of EAF dust. With this technology, we believe we possess unique capabilities to collect, handle and process this class of material. Since our recycling process converts EAF dust into saleable products, our customers generally face less exposure to environmental liabilities from EAF dust than if they disposed of their EAF dust in landfills, making recycling an attractive disposal alternative for them. Our current recycling operations are principally devoted to the recycling of EAF dust, but we believe we have considerable expertise in the environmental services area that could be applied to other types of metals-bearing hazardous materials.

Unique High Temperature Metals Recovery Technologies

We believe our zinc smelter and refinery in Monaca, Pennsylvania is unique in its ability to refine zinc using almost any form of zinc-bearing feedstock. This flexibility allows us to modify our feedstock mix based on cost and availability, as well as to use 100% recycled zinc feedstock, whether purchased from third parties at a discount to the LME zinc price or generated by our EAF dust recycling operations. We are able to extract valuable metals such as zinc and iron from waste streams using our extensive knowledge of high temperature metals recovery processes and smelting technology that we believe is unique in the North American market. We also believe that we possess the technical expertise to process a wide range of hazardous metal-bearing materials in addition to the EAF dust we currently process.

Strong, Experienced Management Team

Our seven-member senior management team collectively has over 187 years of experience in the metals industry. James M. Hensler, our Chief Executive Officer, joined us in early 2004 and has since established a culture of continuous improvement in safety and operational excellence, which has led to significant cost reductions and productivity improvements.

Business Strategy

Continue to Focus on Reducing Operating Costs, Increasing Production Efficiency and Achieving Capital Investment Efficiencies

In response to a substantial decline in the price of zinc in 2008 and a subsequent significant decrease in demand for zinc metals resulting from the current economic downturn, we took and continue in 2009 to take aggressive steps to reduce our operating costs. In all, management has recently identified approximately $33 million of cost reduction opportunities, of which we have realized about $11 million through the first six months of 2009. Our cost cutting measures have included the temporary idling of our smallest, highest cost recycling facility in Beaumont, Texas, negotiating reductions in the price we pay for the purchased feedstock we use, improvements in the recovery of zinc from EAF dust recyling and zinc smelting and a reduction of our salaried workforce in 2008 and again in May 2009. In 2009, we began outsourcing the processing of lead-bearing concentrate generated in our calcining process to a third-party lead smelter rather than processing it at our Bartlesville facility, which has resulted in significant cost savings and allowed us to idle that facility. In addition, in response to the recent economic downturn, we have idled smelting furnaces at the Monaca facility and Waelz kilns at the Rockwood and Palmerton plants at various times to balance capacity with market demand. Finally, we have been able to use our experience managing large-scale capital investment projects to reduce the expected investment in our new facility in Barnwell, South Carolina from the original estimate of $88 million to our most recent estimate of $68 million.

Expand EAF Dust Recycling Capacity

We believe that there are significant opportunities for us to recycle more EAF dust, including from existing customers in the steel industry, which is currently operating at significantly reduced utilization rates in response to the current economic downturn. We expect these customers to generate more EAF dust when the economy improves and steel industry utilization increases. Due to productivity, capital and operating cost efficiencies relative to integrated steel mills, we further believe the mini-mill share of the U.S. steel market will represent an increasing proportion of steel production over the long term and that steel mini-mill operators increasingly will rely on recyclers rather than landfills to manage the increased output of EAF dust. In order to meet this expected growth, we placed a new kiln with an annual EAF dust recycling capacity of 80,000 tons into production in January 2008 at our Rockwood, Tennessee plant. We are also building an additional Waelz kiln facility that would further increase our recycling capacity by 180,000 tons per year in Barnwell, South Carolina, near facilities of Nucor Corporation, a major U.S. steel manufacturer. Upon the anticipated completion of the Barnwell plant in 2010, we expect to have approximately 760,000 tons of EAF dust recycling capacity, representing an increase of approximately 50% over our recycling capacity in 2006. In 2008, we entered into a 12-year agreement with Nucor to process the dust generated at three of its plants in the Carolinas. In addition to generating additional environmental service fee income, we expect that our new kilns will provide us with additional low-cost recycled zinc that we can use in our own smelting process or that we can sell as feed to other zinc smelters.

Pursue Diversified Growth Through Acquisitions, Joint Ventures and Capital Investment

We believe our unique environmental services capability and our experience with high temperature metals recovery technologies can be applied to the recovery of metals other than zinc. We are exploring possible opportunities, either through acquisition, joint venture or capital investment, to enter new businesses that leverage our expertise in these areas and diversify our business. We believe there are opportunities to recycle other materials that contain valuable metals, including molybdenum, nickel, vanadium, cobalt, cadmium, chromium and iron, which we believe generally offer more value per pound recovered than zinc. In most cases, they also share the steel industry as a common end-use market, an industry in which we already have extensive relationships.

Continue to Use Hedging Strategies to Reduce Exposure to Commodity Price Fluctuations

We sourced approximately 64% of our zinc feedstock in 2008 from our EAF dust recycling operations. Since our net cost of this feedstock is not impacted by changes in LME zinc prices, our operating margins from the sale of zinc products produced from this feedstock fluctuate as the LME zinc price changes. We generally try to hedge the portion of our zinc products that we expect to produce from this EAF dust-based feedstock. We will continue to evaluate our zinc price hedging alternatives, taking into account the relative costs and benefits of various alternatives in light of the commodity price environment, hedging transaction costs and the extent to which we are able to increase the percentage of zinc we obtain internally from our recycling operations. We hedged approximately 60% of our expected production of zinc in 2008 and 2009 through the purchase of put options, entitling us to receive a minimum price per pound for the quantity hedged. We paid a total of $27.5 million for the options and received $31.9 million in cash as the 2008 options settled. In October 2008, we sold the 2009 put options for $64.5 million in cash resulting in a $50.3 million gain. We replaced the 2009 options with similar options having a strike price of $0.50 per pound at a cost of $10.5 million. The remainder of our zinc feedstock costs result primarily from purchasing zinc secondaries, which use LME-based pricing, and therefore as the price of these secondaries change, the prices at which we are able to sell our related products changes in a similar manner, which provides a natural hedge against fluctuations in our operating margins. We have also entered into forward contracts for the purchase of coal for a fixed price through the end of 2010. We believe that locking in a price for coal, which comprised approximately 26% of our energy costs in 2008, will stabilize our production costs and reduce the risk of coal supply interruptions. In addition, we have hedged approximately 75% of our natural gas requirements through March 2010 by taking advantage of the recent decline in the price of natural gas.

Our Challenges

In addition to our competitive strengths and business strategies, you should also consider the following challenges we face. Our industry is highly cyclical, and the prices of and demand for zinc metal and our zinc-based products are subject to wide fluctuations. In addition, many of the principal consumers of zinc metal and zinc-based products operate in industries that themselves are heavily dependent on general economic conditions, which could exacerbate these fluctuations in the prices of and demand for our products. The recent significant deterioration in general economic conditions has negatively impacted our recent operating results and has negatively impacted a number of markets we serve, in particular the tire and rubber market, the hot-dipped galvanizing market and the EAF dust recycling market. Although we restarted a fifth furnace at our Monaca, Pennsylvania smelter in late July in response to a recent increase in orders for zinc products at a time when our inventories were low and we recently announced that we will restart one of the two kilns located at our Rockwood, Tennessee facility in mid-September 2009 in response to an increase in steel production and EAF dust generation by our steel mini-mill customers, we expect the economy to remain weak in the near term and are currently unable to predict future market conditions with any degree of precision.

Our zinc products also compete with other materials in many of their applications, and any reductions in long-term demand would slow our growth. We also face intense competition from regional, national and global providers of zinc metal and zinc-based products, and the growth of any of those competitors could reduce our market share and negatively impact our operating results.

For additional information on these and other risks relating to our business and an investment in our common stock, see “Risk Factors” beginning on page S-8, including risk factors incorporated by reference into this prospectus supplement.

THE OFFERING

Issuer	Horsehead Holding Corp.

Shares of common stock offered by the Issuer	6,000,000 shares (6,900,000 shares if the underwriters’ over-allotment option is exercised in full).

Over-allotment option	We have granted the underwriters the option to purchase, exercisable for a period of 30 days from the date of this prospectus supplement, up to an additional 900,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, solely to cover over-allotments, if any.

Shares outstanding after consummation of the offering	41,272,955 shares (42,172,955 shares if the underwriters’ over-allotment option is exercised in full).

Use of proceeds	We will use the net proceeds from the sale of the common stock for general corporate purposes, which may include capital expenditures, acquisitions, working capital, investments and the repayment of indebtedness. Pending these uses, the net proceeds may be temporarily invested in short- and medium-term securities.

FERC-related purchase restrictions	No purchaser of common stock in this offering will be permitted to purchase an amount of our common stock that would cause such purchaser and its affiliate and associate companies to hold an aggregate of 10% or more of our common stock outstanding after giving effect to this offering or, if such purchaser is a “public utility” (as defined in the Federal Power Act) or a “holding company” (as defined in the Public Utility Holding Company Act of 2005), to purchase common stock in this offering with a value in excess of $10 million. See “Notice to Investors.”

Dividend policy	We currently do not have any plans to declare or pay dividends in the foreseeable future. The declaration and payment of any future dividends will be at the discretion of our board of directors, subject to our actual future earnings and capital requirements, and contractual and legal restrictions. See “Dividend Policy.”

The NASDAQ Global Select Market symbol	ZINC

The number of shares to be outstanding after consummation of this offering is based on 35,272,955 shares of common stock outstanding as of September 4, 2009 and does not include 1,207,571 shares subject to outstanding stock options at a weighted average exercise price of $11.39 per share, 1,772,756 restricted stock units outstanding, and 551,063 shares of common stock reserved for issuance under our equity incentive plans as of September 4, 2009.

Except as otherwise noted, all information in the prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Risk Factors

Before investing in our common stock, you should carefully read and consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” and in the documents incorporated by reference herein, including our annual report on Form 10-K for the fiscal year ended December 31, 2008, as amended.

SUMMARY HISTORICAL AND OTHER FINANCIAL DATA

The following table presents our summary historical and other financial data, which data is condensed and may not contain all of the information that you should consider. You should read this information in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere or incorporated by reference in this prospectus supplement. The summary historical consolidated financial data for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 have been derived from our audited financial statements which are incorporated by reference herein. The data for the six-month periods ended June 30, 2009 and June 30, 2008 was derived from unaudited consolidated financial statements, which are incorporated by reference herein, which in our opinion contains all adjustments necessary for a fair statement of the interim financial data. Results for interim periods are not necessarily indicative of results that may be expected for a full fiscal year. Historical results are not necessarily indicative of the results expected in the future.

	(Unaudited)
	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(In thousands, except for per share data and LME price data)

Statement of income (loss) data:
Net sales	$87,420	$244,971	$445,921	$545,579	$496,413
Cost of sales (excluding depreciation)	109,317	192,930	353,248	373,359	360,181
Depreciation	7,213	5,827	12,797	10,150	8,536
Selling, general and administrative expenses	7,746	8,782	18,184	15,688	31,294

Total costs and expenses	124,276	207,537	384,229	399,197	400,011
Income (loss) from operations	(36,856)	37,432	61,692	146,382	96,402
Interest expense	(954)	(729)	(1,474)	(7,589)	(9,555)
Interest and other income	283	1,149	1,871	3,037	327

Income (loss) before income taxes	(37,527)	37,852	62,089	141,830	87,174
Income tax provision (benefit)	(13,420)	14,155	22,647	51,147	32,717

Net income (loss)	$(24,107)	$23,737	$39,442	$90,683	$54,457

Net income (loss) per share:
Basic	$(0.68)	$0.68	$1.12	$3.13	$2.70
Diluted	$(0.68)	$0.67	$1.12	$2.85	$2.01

Balance sheet data (at end of period):
Cash and cash equivalents	$78,798	$68,981	$122,768	$76,169	$958
Working capital	117,859	164,582	160,912	150,018	58,863
Property, plant and equipment, net	151,675	110,974	136,141	98,932	63,794
Total assets	324,318	338,966	358,478	314,804	205,706
Total long-term debt, less current maturities	282	90	58	121	58,225
Stockholders’ equity	267,998	269,424	286,559	242,054	49,994

Cash flow statement data:
Operating cash flow	$(17,054)	$7,932	$94,007	$102,575	$15,627
Investing cash flow	(31,623)	(17,869)	(50,671)	(45,288)	(14,249)
Financing cash flow	4,707	2,749	3,263	17,924	(973)

Other data:
Tons of zinc product shipped	56	84	154	153	158
Average LME zinc price(1)	$0.60	$1.03	$0.85	$1.47	$1.48
Capital expenditures	22,698	17,869	50,671	45,288	14,249
Depreciation and amortization	7,698	6,160	13,463	12,656	9,504

(1) Average LME zinc price equals the average of each closing LME price for zinc on a dollars per pound basis during the measured period.

RISK FACTORS

Investing in our common stock involves substantial risk. Our business, operating results and cash flows can be impacted by a number of factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results. Along with the risks and uncertainties listed below you should carefully consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus supplement, and which may be amended, supplemented or superseded from time to time by other documents we file with the SEC in the future (see “Incorporation of Certain Information by Reference”).

Risks Related to Our Common Stock and this Offering

The market price for shares of our common stock has been and may continue to be highly volatile and subject to wide fluctuations, which may make it difficult or impossible for you to resell the common stock you purchase in this offering at prices you find attractive.

The market for equity securities has recently been subject to significant disruptions that have caused substantial volatility in the prices of these and other securities, which may or may not have corresponded to the business or financial performance of the particular company. The market price for shares of our common stock may continue to be affected by general market conditions unrelated to our operating performance.

Some specific factors that may have a significant effect on the future market price of our shares of common stock include:

•	actual or expected fluctuations in our operating results;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	changes in general economic conditions or conditions in our industry generally;

•	changes in market prices for our products or for our raw materials, including changes in the price of zinc;

•	changes in revenue or earnings estimates, publication of research reports and recommendations by financial analysts;

•	changes in stock market analyst research and recommendations regarding the shares of our common stock, other comparable companies or our industry generally;

•	speculation in the press or investment community generally or relating to our reputation or our industry;

•	changes in conditions in the financial markets;

•	our ability to raise additional capital;

•	future sales of our equity or equity-related securities;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	strategic actions by us or our competitors, such as acquisitions or restructurings; and

•	actions by our stockholders.

As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the price you pay for them in this offering.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise capital through the issuance of additional equity securities.

In the future, we may sell additional shares of our equity securities stock to raise capital. Our certificate of incorporation currently authorizes us to issue up to 100,000,000 shares of common stock, and after giving effect to this offering, assuming full exercise of the underwriters’ over-allotment option, there will be approximately 42,172,955 shares of our common stock outstanding, and as of September 4, 2009, there were outstanding options to purchase approximately 1,207,571 shares of our common stock at a weighted average exercise price of $11.39 per share, 1,772,756 restricted stock units outstanding entitling holders to an equivalent number of shares of common stock and 551,063 shares of common stock reserved for issuance under our equity incentive plans. Therefore, we are able to issue a substantial additional amount of shares of common stock and except as described in “Underwriting” below, we are not restricted from issuing such additional shares. In many situations, our board of directors has the authority, without any vote of our shareholders, to issue shares of our authorized but unissued stock, including shares authorized and unissued under our equity incentive plans. Sales by us of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, equity securities.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

We do not have any current plan to pay, and are restricted in our ability to pay, any dividends on our common stock, and as a result, your only opportunity to achieve a return on your investment in our common stock is if the price of our common stock increases.

We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay regular cash dividends on our common stock in the near future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial conditions, current and anticipated cash needs and plans for expansion. The declaration and payment of any dividends on our common stock is also restricted by the terms of our revolving credit facility. As a result, your only opportunity to achieve a return on your investment in us will be if the price of our common stock increases and if you are able to sell your shares at a profit. You may not be able to sell shares of our common stock at a price that exceeds the price that you pay for them in this offering.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we have indicated our intent to use the proceeds from this offering for general corporate purposes, which may include capital expenditures, acquisitions, working capital, investments and the repayment of indebtedness, our board of directors retains significant discretion with respect to the use of proceeds. The proceeds of this offering may be used in a manner which does not generate a favorable return for us. We may use the proceeds to fund future acquisitions of other businesses. In addition, if we use the funds to acquire other businesses, there can be no assurance that any business we acquire would be successfully integrated into our operations or otherwise perform as expected.

Provisions of our amended certificate of incorporation and by-laws could delay or prevent a takeover of us by a third party and may prevent attempts by stockholders to replace or remove our current management.

Provisions in our amended certificate of incorporation and by-laws and of Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change our management and board of directors. Our amended certificate of incorporation and by-laws:

•	authorize the issuance of blank check preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

•	require super-majority voting by our stockholders to effect amendments to provisions of our amended certificate of incorporation concerning the number of directors;

•	require super-majority voting by our stockholders to effect any stockholder-initiated amendment to any provision of our by-laws;

•	limit who may call special meetings of our stockholders;

•	prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

•	establish advance notice requirements for stockholder nominations of candidates for election to the board of directors or for stockholder proposals that can be acted upon at annual meetings of stockholders; and

•	require that vacancies on the board of directors, including newly-created directorships, be filled only by a majority vote of directors then in office.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and limit the return, if any, you are able to achieve on your investment in us.

Risks Related to Our Business

If we fail to implement our business strategy, our financial condition and results of operations could be materially and adversely affected.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control. For example, factors such as increased competition, legal and regulatory developments, general economic conditions or increased operating costs could prevent us from increasing our capacity, implementing further productivity improvements or continuing to diversify our business and product mix including, among other things, applying our environmental services capability and our experience in high temperature metals recovery technologies to the recovery of metals other than zinc.

An important part of our strategy is to grow our business as the economy improves and steel industry utilization increases by expanding our capacity to produce zinc oxide and increase the volume of EAF dust that we process. We converted an existing refining column at our Monaca facility and constructed and placed into service in January 2008, a new kiln at our Rockwood, Tennessee facility. We have also initiated additional capacity expansion projects, including a facility at Barnwell, South Carolina. We may need additional financing to implement our expansion strategy and we may not have access to the funding required for the expansion on acceptable terms. Our construction costs may also increase to levels that would make our facilities unprofitable to operate. Our planned capacity expansions may also suffer significant delays or cost overruns as a result of a variety of factors, such as shortages of workers or materials, transportation constraints, adverse weather, unforeseen difficulties or labor issues, any of which could prevent us from completing our expansion plans as currently expected. Our expansion plans may also result in other unanticipated adverse consequences, such as the diversion of management’s attention from our existing operations. In addition, even if we can implement our strategy, expansion in the zinc oxide market, increased sales to various industries, including the alkaline battery industry, and projected increases in EAF dust or other metals recycling may not materialize to the extent we expect, or at all, resulting in unutilized capacity. Further, our efforts to diversify our business and product mix may expose us to unanticipated costs and liabilities. Any failure to successfully implement our business strategy, including for any of the above reasons, could materially and adversely affect our financial condition and results of operations. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

We may become subject to additional stringent environmental regulation if we are successful in diversifying our business to recover metals from hazardous materials in addition to EAF dust, which may cause us to incur significant costs and liabilities that could materially harm our operating results.

Our business is currently subject to a wide variety of environmental regulations and our operations expose us to a wide variety of potential environmental liabilities. To the extent we are successful in diversifying our business to recover metals from hazardous materials in addition to EAF dust, we may become subject to additional state and federal environmental regulations. While we will evaluate the environmental risks and liabilities associated with recovering metals from hazardous materials in addition to EAF dust, we may not anticipate all such risks and liabilities or make sufficient allowances for all such risks and liabilities. This failure could result in significant liability for us, including, among other things, costs for health-related claims or for removal or treatment of hazardous substances. Our total cost of environmental compliance at any time depends on a variety of regulatory, technical and factual issues, some of which cannot be anticipated. Additional environmental issues could arise, or laws and regulations could be passed and promulgated, resulting in additional costs, which our reserves may not cover and which could materially harm our operating results.

USE OF PROCEEDS

We will use the net proceeds from the sale of the common stock for general corporate purposes, which may include capital expenditures, acquisitions, working capital, investments and the repayment of indebtedness. Pending these uses, the net proceeds may be temporarily invested in short- and medium-term securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been listed on the NASDAQ Global Select Market under the symbol “ZINC” since August 10, 2007. Prior to that time, there was no public market for our common stock. The initial public offering price of our common stock was $18.00 per share. The highest and lowest sale prices of our common stock for each quarter were:

	High	Low

Quarter
2009
Third Quarter (through September 4, 2009)	$12.23	$7.11
Second Quarter	9.34	5.15
First Quarter	5.90	3.15
2008
Fourth Quarter	5.91	2.26
Third Quarter	12.83	5.43
Second Quarter	15.45	11.25
First Quarter	18.31	11.20
2007
Fourth Quarter	25.50	14.97
Third Quarter	26.14	17.50

On September 4, 2009, the last reported sales price of our common stock on the NASDAQ Global Select Market was $11.21.

Holders of Record

As of September 4, 2009, there were six holders of record of our common stock. As of April 1, 2009, there were more than 9,500 beneficial owners of our common stock.

Dividends

We currently do not plan to pay dividends on our common stock. We are currently restricted in our ability to pay dividends under various covenants of our debt agreements, including our revolving credit facility.

Any future determination to pay dividends will depend upon, among other factors, our results of operations, financial condition, capital requirements, debt covenants, any contractual restrictions and any other considerations our board of directors deems relevant.

CAPITALIZATION

The following table sets forth, as of June 30, 2009, our cash and cash equivalents and capitalization on an actual basis and on an as adjusted basis to give effect to the offering. This table should be read in conjunction with our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement. For additional information regarding our outstanding debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our quarterly report on Form 10-Q for the period ended June 30, 2009.

	As of June 30, 2009
		As
	Actual	Adjusted(2)
	(In thousands, except share data)

Cash and cash equivalents	$78,798	$142,245

Long-term debt (including current portion):
Revolving credit facility(1)	0	0
NMTC program	255	255
Beaver County Corporation note payable	90	90

Total debt	345	345
Stockholders’ equity:
Common stock ($0.01 par value; 100,000,000 shares authorized; 35,272,955 shares issued and outstanding, actual, 41,272,955 shares issued and outstanding, as adjusted)	353	413
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	130,747	194,134
Retained earnings	132,359	132,359
Non-controlling interest	4,539	4,539

Total stockholders’ equity	267,998	331,445

Total capitalization(3)	$268,343	$331,790

(1) As of June 30, 2009, we had no outstanding borrowings and approximately $28.2 million of borrowings available under our revolving credit facility.

(2) Assumes that 6,000,000 shares of our common stock are sold by us in this offering at $11.21 per share (the closing price of our common stock on September 4, 2009) and that the net proceeds thereof are approximately $63.4 million after deducting underwriting discounts and commissions and our estimated expenses. If the underwriters’ over-allotment option is exercised in full, cash and cash equivalents will increase to approximately $151.8 million and additional paid-in capital will increase to approximately $203.7 million.

(3) Total capitalization equals total debt plus stockholders’ equity.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement with Stifel, Nicolaus & Company, Incorporated, as the representative of the underwriters named below, each underwriter named below has severally agreed to purchase from us the respective number of shares of common stock set forth opposite its name in the table below.

Number of
Shares of
Common
Underwriters	Stock

Stifel, Nicolaus & Company, Incorporated
Canaccord Adams, Inc.
FBR Capital Markets & Co.
Raymond James & Associates, Inc.

Total	6,000,000

The underwriting agreement provides that underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares of common stock, but, subject to certain limited exceptions, it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase the shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true; and

•	we deliver customary closing documents and legal opinions to the underwriters.

The underwriters are committed to purchase and pay for all of the shares of common stock being offered by this prospectus, if any such shares of common stock are purchased. However, the underwriters are not obligated to purchase or pay for the shares of common stock covered by the underwriters’ over-allotment option described below, unless and until they exercise this option.

The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

Electronic Delivery

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectus supplements electronically. Stifel, Nicolaus & Company, Incorporated, as representative for the several underwriters, may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. The representative will allocate shares of common stock to underwriters that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these web sites and any other information contained on a web site maintained by an underwriter or syndicate member is not part of this prospectus supplement.

NASDAQ Global Select Market Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ZINC”. We cannot assure you that prices at which our shares trade in the public market after this offering will not be lower than the public offering price.

Over-Allotment Option

We have granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 900,000 additional shares of our common stock at the public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus supplement.

To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional shares of our common stock in proportion to their respective initial purchase amounts. We will be obligated to sell the shares of our common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of our common stock offered by this prospectus supplement.

Commissions and Expenses

The underwriters propose to offer shares of our common stock directly to the public at $      per share and to certain dealers at such price less a concession not in excess of $      per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $      per share to other dealers. If all of the shares of our common stock are not sold at the public offering price, the representative of the underwriters may change the public offering price and the other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

		Total Without	Total With
	Per Share	Option Exercised	Option Exercised

	$	$	$
Public offering price
Underwriting discount

We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $450,000.

Lock-Up Agreements

We and our directors and executive officers have agreed that, subject to certain exceptions and except with respect to certain permitted transfers, that, without the prior written consent of the representative, we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon the exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement.

Stifel, Nicolaus & Company, Incorporated, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, Stifel, Nicolaus & Company, Incorporated, will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

Indemnity

We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares of our common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares of our common stock in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares of our common stock in the open market.

•	Syndicate covering transactions involve purchases of shares of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of our common stock to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared with the price at which they may purchase shares of our common stock through exercise of the over-allotment option. If the underwriters sell more shares of our common stock than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, that position can be closed out only by buying shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares of our common stock in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of our common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the shares of our common stock or preventing or retarding a decline in the market price of the shares of our common stock. As a result, the price of the shares of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of our common stock. These transactions may be effected on the NASDAQ Global Select Market in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Considerations

It is expected that delivery of the shares of our common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Certain of the underwriters and their affiliates have in the past provided, currently provide, and may in the future from time to time provide, investment banking, financial advisory and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses.

In compliance with FINRA guidelines, underwriting compensation to any person participating in the distribution may not exceed 8% of the amount offered in each offering under this prospectus supplement.

CERTAIN MATERIAL U.S. FEDERAL INCOME
AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder as of the date hereof. For purposes of this summary, a “non-U.S. holder” means a person (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes that holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, then you should consult your own tax advisors.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

This summary does not address all aspects of U.S. federal income and estate taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with taxes other than the federal income and estate tax or with foreign, state, local or other tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	U.S. expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies; and

•	corporations that accumulate earnings to avoid U.S. federal income tax.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code).

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income and estate tax law or under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the basis in your shares of our common stock, but not below zero, and then will be treated as gain from the sale of stock.

If you wish to claim the benefit of an applicable treaty and to avoid backup withholding, as discussed below, for dividends, then you must (a) provide the withholding agent with a properly completed Internal Revenue Service Form W-8BEN (or other applicable form), and certify under penalties of perjury that you are not a U.S. person as defined under the Code and are eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities (such as partnerships) rather than corporations or individuals.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment (or, in the case of an individual, a fixed base) that you maintain in the U.S., we are generally are not required to withhold tax from the dividends, provided that you furnish the withholding agent with a properly completed Internal Revenue Service Form W-8ECI (or other applicable form) upon which you represent, under penalties of perjury, that (a) you are a non-U.S. person, and (b) the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income. Such effectively connected dividends, although not subject to withholding tax, are subject to U.S. federal income tax and are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if a non-U.S. holder is a corporate non-U.S. holder, dividends received that are effectively connected with such holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

If you are eligible for a reduced rate of or an exemption from U.S. withholding tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing timely an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•	the gain is “effectively connected” with your conduct of a trade or business within the U.S., and the gain is attributable to a permanent establishment (or, in the case of an individual, a fixed base) that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis,

•	if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met; or

•	we are or have been during a specified testing period a “United States real property holding corporation” or “USRPHC” for U.S. federal income tax purposes.

We believe that we have not been and are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. If we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market (such as the NASDAQ), only a non-U.S. holder who, actually or constructively, holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

A Non-U.S. holder described in the first bullet above will be required to pay tax on the net gain derived from the sale or disposition under regular graduated U.S. federal income tax rates, as if such holder were a U.S. person, except as otherwise required by an applicable income tax treaty. In addition, corporate Non-U.S. holders described in the first bullet above may be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable tax treaty.

A Non-U.S. holder who is an individual described in the second bullet above will be subject to tax at a gross rate of 30% on the amount by which such holder’s capital gains allocable to U.S. sources, including gain from the sale or other disposition of our common stock, exceed capital losses allocable to U.S. sources, except as otherwise provided in an applicable income tax treaty.

U.S. Federal Estate Tax

Our common shares owned or treated as owned by an individual who is not a citizen or resident, as specifically defined for U.S. federal estate tax purposes, of the U.S. at the time of his or her death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the U.S. for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, or vice versa.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and amount of tax, if any, withheld with respect to such dividends. The Internal Revenue Service may make the information returns reporting such dividends and withholding available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are a non-U.S. holder or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, or a “U.S.-related person,” information reporting and backup withholding generally will not apply.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, they generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the Internal Revenue Service.

THE UNITED STATES FEDERAL INCOME AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY, DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO OUR SHARES OF OUR COMMON STOCK AND IS NOT TAX ADVICE. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SHARES OF OUR COMMON STOCK. YOU SHOULD CONSULT YOUR OWN INDEPENDENT TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF COMMON STOCK , AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER U.S. TAX LAWS OTHER THAN THE FEDERAL INCOME AND ESTATE TAX LAW OR UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

LEGAL MATTERS

The validity of the common stock offered pursuant to this prospectus supplement will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Legal matters in connection with this offering will be passed upon for the underwriters by Akin Gump Strauss Hauer & Feld LLP, New York, New York.

EXPERTS

Our consolidated financial statements and related schedule as of December 31, 2008, and for each of the years in the three year period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, included in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02, Item 7.01 or Item 8.01 of a current report on Form 8-K):

•	Our annual report on Form 10-K for the year ended December 31, 2008 filed on March 16, 2009.

•	Our quarterly reports on Form 10-Q for the quarter ended March 31, 2009 filed on May 11, 2009 and for the quarter ended June 30, 2009 filed on August 10, 2009.

•	Our current reports on Form 8-K filed on June 10, 2009, June 24, 2009 and July 6, 2009.

•	The description of our common stock, par value $.01 per share, as contained in the registration statement on Form 8-A, originally filed with the SEC on August 10, 2007, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02, Item 7.01 or Item 8.01 of a current report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

HORSEHEAD HOLDING CORP.

Common Stock
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Debt Securities
Share Purchase Contracts
Share Purchase Units

We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $200,000,000. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ZINC”.

Investing in our securities involves risks. You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus and the applicable prospectus supplement and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 1, 2009.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the “Company,” “we,” “us” and “our” and similar terms refer to Horsehead Holding Corp. and its direct and indirect subsidiaries on a consolidated basis. References to our “common stock” or our “preferred stock” refer to the common stock or preferred stock of Horsehead Holding Corp.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, we have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and the exhibits and schedules filed therewith and in our reports and proxy statements and other information incorporated by reference herein. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. You can inspect and copy our reports, proxy statements and other information filed with the SEC, the registration statement on Form S-3 and the exhibits thereto at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the Nasdaq Global Select Market, 165 Broadway, New York, New York 10006, on which our common stock is listed. We maintain a website at http://www.horsehead.net. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) are incorporated by reference herein:

•	Our annual report on Form 10-K for the year ended December 31, 2008 filed on March 16, 2009.

•	Our quarterly reports on Form 10-Q for the quarter ended March 31, 2009 filed on May 11, 2009 and for the quarter ended June 30, 2009 filed on August 10, 2009.

•	Our current reports on Form 8-K filed on June 10, 2009, June 24, 2009 and July 6, 2009.

•	The description of our common stock, par value $.01 per share, as contained in the Registration Statement on Form S-1 (File No. 333-142113), originally filed with the SEC on April 13, 2007 including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-33658.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Horsehead Holding Corp.
4955 Steubenville Pike, Suite 405
Pittsburgh, Pennsylvania 15205
(724) 774-1020
Attention: Corporate Secretary

You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believes,” “projects,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” are intended to identify forward-looking statements. These forward-looking statements represent management’s current reasonable expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, risks, and uncertainties include but are not limited to the factors described under “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, and the following:

•	fluctuations in the availability of zinc metal and in levels of customer demand;

•	changes in conditions in current or future credit and financial markets;

•	changes in the prices of zinc metal and zinc-related products;

•	the effect of competing technologies or materials on demand for our products and services;

•	the effect of competition by other manufacturers of zinc products;

•	a failure to implement our business strategy;

•	the effect of work stoppages or other labor matters;

•	the effect of equipment or power failures, delays in deliveries or catastrophic loss at any of our facilities;

•	the effect of fluctuations in the cost or availability of electricity, coke, coal and/or natural gas on our manufacturing costs;

•	the effect of a reduction in order volume from any of our major customers;

•	the impact of federal, state or local government regulations relating to our employees;

•	the impact of environmental regulations on our operations;

•	the impact of any litigation related to worker safety;

•	the ability of our hedging strategies to protect us from changes in the prices for natural gas, coal and zinc on our operating results;

•	the loss of the services of key individuals;

•	our ability to protect our intellectual property, particularly our proprietary technology related to the recyling of electric arc furnace (“EAF”) dust and the smelting of recycled zinc;

•	our reliance on third parties for transportation services including for raw materials;

•	the restrictions imposed by our financing agreements; and

•	fluctuations in the market price for our common shares, our dividend policy, and anti-takeover provisions in our certificate of incorporation and by-laws.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

OUR COMPANY

We are a leading U.S. producer of zinc and zinc-based products with production and/or recycling operations at six facilities in five states. We also own and operate on our premises a 110 megawatt coal-fired power plant that provides us with our own source of electricity and allows us to sell approximately one-fifth of its capacity. Our products are used in a wide variety of applications, including in the galvanizing of fabricated steel products and as components in rubber tires, alkaline batteries, paint, chemicals and pharmaceuticals. We believe that we are the largest refiner of zinc oxide and Prime Western (“PW”) zinc metal, a grade of zinc containing a minimum of 98.5% zinc, in North America. We believe we are also the largest North American recycler of EAF dust, a hazardous waste produced by the steel mini-mill manufacturing process. We, together with our predecessors, have been operating in the zinc industry for more than 150 years. We believe we operate as a single business segment.

While we vary our raw material inputs, or feedstocks, based on cost and availability, we generally produce our zinc products using 100% recycled zinc, including zinc recovered from our four EAF dust recycling operations located in four states. We believe that our ability to convert recycled zinc into finished products results in lower feed costs than for smelters that rely primarily on zinc concentrates. Our four EAF dust recycling facilities also generate service fee revenue from steel mini-mills by providing a convenient and safe means for recycling their EAF dust.

During 2008, we sold approximately 307.9 million pounds of zinc products, generally priced at amounts based on premiums to zinc prices on the London Metals Exchange (“LME”). For the year ended December 31, 2008, we generated net sales and net income of $445.9 million and $39.4 million, respectively. For the six month period ended June 30, 2009, we generated net sales and a net loss of $87.4 million and $(24.1) million, respectively.

We, together with the previous owners of our assets, have been operating in the zinc industry for more than 150 years. Our principal executive offices are located at 4955 Steubenville Pike, Suite 405, Pittsburgh, Pennsylvania 15205. Our telephone number is (724) 774-1020. Our website address is www.horsehead.net.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include capital expenditures, working capital, acquisitions, investments and the repayment of indebtedness. Pending these uses, the net proceeds may also be temporarily invested in short- and medium-term securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Six Months
	Ended
	June 30,		Fiscal Year
	2009		2008		2007		2006		2005		2004

Ratio of Earnings to Fixed Charges	(40.7	)x	42.4	x	17.8	x	10.1	x	1.6	x	0.3x

For purposes of these ratios, “earnings” consist of net income (loss) before taxes plus fixed charges less capitalized interest and “fixed charges” consist of interest expensed and capitalized plus amortized capitalized expenses related to indebtedness. The ratio of earnings to fixed charges were less than 1:1 for the year ended December 31, 2004 and for the six months ended June 30, 2009. In order to achieve a ratio of 1:1, we would have had to generate an additional $3.3 million and $37.5 million in pre-tax earnings for the year ended December 31, 2004 and for the six months ended June 30, 2009, respectively. This summary is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is a part.

Because we have not issued any preferred stock to date, the ratios of earnings to fixed charges and preferred stock dividend requirements is identical to the ratios shown above.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary of their material provisions. We encourage you to read our Second Amended and Restated Certificate of Incorporation, which is incorporated by reference into the registration statement of which this prospectus forms a part.

Authorized Capitalization

As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 5, 2009, we had outstanding 35,272,955 shares of our common stock and no shares of our preferred stock.

The discussion set forth below describes our capital stock and our Second Amended and Restated Certificate of Incorporation and by-laws.

Common Stock

All of our existing common stock is validly issued, fully paid and nonassessable. Set forth below is a brief discussion of the principal terms of our common stock.

Dividend Rights.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

Voting Rights.  Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Preemptive or Similar Rights.  Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion Rights.  Our common stock is not convertible.

Right to Receive Liquidation Distributions.  Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock. There currently are no shares of preferred stock outstanding.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

Our Second Amended and Restated Certificate of Incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

These provisions include:

Classified Board of Directors.  Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provisions of our Second Amended and Restated Certificate of Incorporation and by-laws that authorize the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder form removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.

Action by Written Consent; Special Meetings of Stockholders.  Our Second Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Second Amended and Restated Certificate of Incorporation and by-laws provides that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, or pursuant to a resolution adopted by a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures.  Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Super Majority Approval Requirements.  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our Second Amended and Restated Certificate of Incorporation and by-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal provisions relating to election of directors, limitation of liability and indemnification of directors and officers, stockholder action by written consent, special meetings of stockholders and amendment of the certificate of incorporation. Our Second Amended and Restated Certificate of Incorporation and by-laws also provide that, notwithstanding the authority of the board to adopt, amend, alter, change or repeal the by-laws, the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal the by-laws. This requirement of a super-majority vote to approve amendments to our Second Amended and Restated Certificate of Incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Removal of Directors.  Our Second Amended and Restated Certificate of Incorporation provides that directors may only be removed from office for cause and by the affirmative vote of the holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors.

Authorized but Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Delaware Anti-Takeover Statute.  We have elected to be governed by Section 203 of the Delaware General Corporation Law, which provides that, subject to exceptions specified therein, an “interested stockholder” of a publicly held Delaware corporation shall not engage in any “business combination,” including a merger of or consolidation with the corporation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder, for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of a specified transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with a corporation for a three-year period.

Listing

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “ZINC.”

Transfer Agent

The transfer agent for our common stock is Computershare.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional interests in preferred shares, rather than offer whole preferred shares. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred shares.

The shares of any series of preferred shares underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in preferred shares underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of preferred shares to the record holders of depositary shares relating to the preferred shares in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of the preferred shares underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of the preferred shares. Whenever we redeem preferred shares held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the preferred shares so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Voting the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred shares. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of preferred shares underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of preferred shares underlying the depositary shares in accordance with these instructions, and we will agree to take all action which the depositary may consider necessary in order to enable the depositary to vote the shares. The depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and Termination of Depositary Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred shares. Neither the depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the Company and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless the holders provide them with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents they believe to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This section describes the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. The following description is only a summary and does not purport to be complete. You must look at the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights. The forms of the subscription agent agreement and the subscription certificate will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of the rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue subscription rights, they may be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any subscription rights we offer will describe the specific terms of the offering and the rights, including the record date for stockholders entitled to the rights distribution, the number of rights issued and the number of shares of common stock that may be purchased upon exercise of the rights, the exercise price of the rights, the date on which the rights will become effective and the date on which the rights will expire, and any applicable U.S. Federal income tax considerations.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	the price, if any, for the subscription rights;

•	the number of subscription rights issued;

•	the terms of the shares of common stock or shares of preferred stock or depositary shares;

•	the extent to which the subscription rights are transferable;

•	if applicable, the material terms of any standby underwriting or other arrangement entered into by us in connection with the offering of subscription rights;

•	the other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments; and

•	whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

We may issue senior or subordinated debt securities, which will be direct, general obligations of Horsehead Holding Corp. that may be secured or unsecured.

The senior debt securities will constitute part of our senior debt, will be issued under the senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under the subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”) by one or more of our subsidiaries (each, a “guarantor”) on a senior or subordinated basis. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The senior debt securities and subordinated debt securities will be governed by an indenture between us and one or more trustees to be selected by us. We have filed with the SEC as exhibits to our registration statement, of which this prospectus is a part, the forms of indentures which will govern these debt securities. See “Where You Can Find More Information” above for information on how to obtain copies of them. The indentures are substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities. When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue multiple debt securities or series of debt securities under either indenture. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of a particular series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

Amounts of Issuances

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in the applicable prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

The applicable prospectus supplement will describe the specific terms of the debt securities, which will include some or all of the following:

•	the title of the series and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether the debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if the debt security is a fixed rate debt security, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•	if the debt security is an indexed debt security, the principal amount, if any, we will pay at maturity, interest payment dates, the amount of interest, if any, we will pay on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which the debt security will be exchangeable for or payable in cash, securities or other property;

•	if the debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if the debt security is also an original issue discount debt security, the yield to maturity;

•	if applicable, the circumstances under which the debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	the depositary for the debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt security in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	whether the debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	the assets, if any that will be pledged as security for the payment of the debt security;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt security, as applicable; and

•	any other terms of the debt security and any guarantees of the debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law, without regard to conflicts of laws principles thereof.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security.

Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair a holder’s ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, N.A. will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks

(including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•	If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia.

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of the Company but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture with respect to that series.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•	our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts; and

•	any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any indebtedness to any of our subsidiaries or affiliates; (iv) any trade payables; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in the applicable prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, any guarantor or the trustee and without the consent of the holders of any debt securities.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

Unless otherwise specified in the applicable prospectus supplement, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 60 days after the due date;

•	we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

•	we remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

•	if the debt securities of that series are guaranteed debt securities, the guarantee of the debt securities of that series by any guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or the Company, not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture or the debt securities of that series; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee protection satisfactory to it from expenses and liability. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before a holder may bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to any debt security, all of the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of the series, and the event of default must not have been cured or waived;

•	the holders of not less than 25% in principal amount of all debt securities of the series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series.

A holder is entitled at any time, however, to bring a lawsuit for the payment of money due on its debt security on or after its stated maturity (or, if the debt security is redeemable, on or after its redemption date).

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default, however, without the approval of the particular holder of that debt security.

Annual Information about Defaults to the Trustee

We will furnish each trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default under the applicable indenture.

Modifications and Waivers

There are four types of changes we can make to either indenture and the debt securities or series of debt securities or any guarantees thereof issued under that indenture.

Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change under the applicable debt indenture, including, among others:

•	changing the stated maturity for any principal or interest payment on a debt security;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

•	permitting redemption of a debt security if not previously permitted;

•	impairing any right a holder may have to require purchase of its debt security;

•	impairing any right that a holder of convertible debt security may have to convert the debt security;

•	changing the currency of any payment on a debt security;

•	changing the place of payment on a debt security;

•	impairing a holder’s right to sue for payment of any amount due on its debt security;

•	releasing any guarantor of a debt security from any of its obligations under its guarantee thereof, except in accordance with the terms of the indenture;

•	reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, and whether comprising the same or different series or less than all of the debt securities of a series, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the applicable indenture or to waive defaults; and

•	changing the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Changes Not Requiring Approval

The second type of change does not require any approval by holders of the debt securities affected. These changes are limited to clarifications and changes that would not adversely affect any debt securities of any series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities. We may also make changes to reflect the addition of, succession to or release of any guarantor of guaranteed debt securities otherwise permitted under the indenture.

Modification of Subordination Provisions

We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Changes Requiring Majority Approval

Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

•	If the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

•	If the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

The same majority approval would be required for us to obtain a waiver of any of our covenants in either indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under “—Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “—Changes Requiring Each Holder’s Approval”, unless that holder approves the waiver.

We may issue particular debt securities or a particular series of debt securities, as applicable, that are entitled, by their terms, to separately approve matters (for example, modification or waiver of provisions in the applicable indenture) that would also, or otherwise, require approval of holders of a majority in principal amount of all affected debt securities of all affected series issued under such indenture voting together as a single class. Any such affected debt securities or series of debt securities would be entitled to approve such matters (a) pursuant to such special rights by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities voting separately as a class and (b) in addition, as described above, except as may otherwise be provided pursuant to the applicable indenture for such debt securities or series of debt securities, by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities and all other affected debt securities of all series issued under such indenture voting together as one class for this purpose. We may issue series or debt securities of a series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding debt securities or series.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. Holders may not exchange debt securities for securities of a different series or having different terms, unless permitted by the terms of that series and described in the applicable prospectus supplement.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for a debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and will permit the guarantors for any series of guaranteed debt securities to be different from any of the subsidiaries listed herein. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If the Company issues a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If the Company issues a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of any guarantor, (x) if the transferee is not an affiliate of the Company, such guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than the Company or another guarantor) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of any guarantor of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the applicable guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to any guarantor that has provided a guarantee of any debt securities, the holders of that guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of any guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the applicable guarantor and, in addition to being effectively subordinated to secured debt of such guarantor, will be subordinated in right of payment to all of such guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “—Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for the debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for the debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula stated in the share purchase contracts.

The share purchase contracts may be issued separately or as part of units that we call “share purchase units.” Share purchase units consist of a share purchase contract and either our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the share purchase contracts.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase units. The description in the prospectus supplement will only be a summary, and you should read the share purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units. Material United States federal income tax considerations applicable to the share purchase units and the share purchase contracts will also be discussed in the applicable prospectus supplement.

Each share purchase contract or share purchase unit and any related agreement will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions stated in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may sell securities directly to one or more purchasers without using underwriters or agents.

We may also sell securities upon the exercise of rights that may be distributed to security holders.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, shares of which are listed on the Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. We may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement (or a post-effective amendment).

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Certain legal matters with regard to the validity of the securities will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and schedule of the Company as of December 31, 2008, and for each of the years in the three year period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, included in the Company’s Form 10-K, which is incorporated by reference in this registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

6,000,000 Shares

HORSEHEAD HOLDING CORP.

Common Stock

PROSPECTUS SUPPLEMENT

Sole Bookrunner

STIFEL NICOLAUS

Co-Managers

Canaccord Adams
FBR Capital Markets
Raymond James

September   , 2009